Exhibti 10.1

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made as of March___, 2014 (“Effective Date”) by and between Ayer Special Situations Fund I ("Ayer ") and TapImmune Inc., a Nevada corporation ("TapImmune"). Ayer and TapImmune shall sometimes be referred herein to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Ayer has entered into a Technology Option Agreement with Mayo Foundation for Medical Education and Research (“Mayo”), dated __________________ (a copy of which is attached as Exhibit 1, the “Technology Option Agreement”), under which Mayo has granted Ayer an exclusive, worldwide option to become an exclusive licensee of Mayo’s rights to the Technology (as defined in the Technology Option Agreement);

WHEREAS, TapImmune desires to acquire an exclusive option (the “Option”) to have Ayer assign its rights and obligations under the Technology Option Agreement between Mayo and Ayer (the “Assignment”); and

WHEREAS, Ayer is willing to grant TapImmune the Option.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the Parties hereto agree as follows:

Article 1
Option

1.1           Ayer hereby grants, and TapImmune hereby acquires, the Option.

1.2           TapImmune can exercise the Option within 150 days of the Effective Date (“Due Date”).

1.3           As compensation for the Option provided to TapImmune by Ayer under this Agreement, within five business days of the Effective Date, TapImmune will issue to Ayer a share purchase warrant to purchase One Hundred Thousand (100,000) shares of TapImmune’s common stock at a price of $4.00 per share for a five year term, which warrants shall substantially be in the for attached as Exhibit 2.

Ayer/TapImmune Option Agreement Page 1 of 5

1.4           If TapImmune exercises the Option and the Assignment is completed, within 5 business days of the date of the completion of the Assignment, TapImmune shall pay as additional compensation:

(i)           at Ayer’s sole option, (a) a share purchase warrant to purchase One Hundred Thousand (100,000) shares of TapImmune common stock at a price of $4.00 per share for a five-year term (such warrants to substantially be in the form attached as Exhibit 2) or (b) grant to Ayer a on all Licensed Products, as defined in the Mayo-Ayer Technology Option Agreement, equal to 25% of the royalties that Mayo is to receive under the license agreement entered into under Section 2.4 of the Mayo-Ayer Technology Option Agreement.  The royalty definition and calculation shall be identical to (and in addition to) that in the Technology Option Agreement and payments due under royalties shall be paid concurrent with any royalties paid to Mayo.  In the event additional agreements or approvals need to be executed in order to pay Ayer its royalty, TapImmune shall use commercially reasonable efforts to complete and approve any such agreements or approvals ; and

(ii)           an amount equal to all payments made by Ayer to Mayo under Section 2.3 of the Mayo-Ayer Technology Option Agreement in, at Ayer’s sole option, either (a) cash or (b) an amount equal to all payments made by Ayer to Mayo under Section 2.3 shares of unregistered TapImmune common stock equal to such amount divided by $4.00.

Article 2
Representations, Warranties and Covenants

2.1           TapImmune represents, warrants and covenants to Ayer:

(i)           this Agreement and the actions to be undertaken by TapImmune hereunder (including the issuance of the warrants and the shares of common stock underlying the warrants set out in Section 1.3.1 and the shares set out in section 1.3.2) have been duly authorized by TapImmune’s board of directors and, the securities to be issued hereunder, when issued pursuant to the terms of this Agreement, shall be validly issued;

2.2           Ayer represents, warrants and covenants to TapImmune:

(i)           this Agreement and the actions to be undertaken by Ayer hereunder (including the Assignment) have been duly authorized by Ayer’s Managing Member;

(ii)           Ayer will use commercially reasonable efforts to have Mayo consent to the Assignment and will take commercially reasonable efforts required to effectuate the Assignment; and

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Article 3
Termination of this Agreement

3.1           This Agreement will only be terminated if (i) Ayer receives  written notice from TapImmune declining to exercise the Option granted under this Agreement or (ii) TapImmune’s failure to exercise the Option by the end of the Due Date.

3.2           Material breach of any of the terms of this Agreement by a Party to this Agreement, which if not cured by the Party in breach within thirty (30) days of receiving a written notice from the other Party informing about such material breach.

Article 4
Miscellaneous

4.1           Assignment: Neither this Agreement nor any of the rights or obligations of either Party under the Agreement may be assigned by a Party without the written consent of the other Party, not to be unreasonably withheld.

4.2           Survival:  The obligations of Sections 1.3 and 3 will survive the expiration of this Agreement.

4.3           Waiver:  The failure of either Party to insist at any time upon the strict observance or performance of any of the provisions of the Agreement, or to exercise any right or remedy as provided in this Agreement, will not impair any such right or remedy and will not be construed to be a waiver or relinquishment. Furthermore, no waiver or any provision of this Agreement by either Party will be construed as a waiver of any other provision or as a waiver of the same provision at any subsequent time.

4.4           Entire Agreement: This Agreement constitutes the entire agreement between the Parties and supersedes all prior or contemporaneous oral and written agreements, proposals and discussions relating to the same subject matter. The Agreement may be amended only in writing and signed by each of the Parties.

4.5           Integration: This Agreement may be executed in any number of counterparts, each of which will be considered as an original and all of which together will be deemed to be one and the same instrument.

4.6           Severability:  If any terms or conditions of this Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the Parties, those terms and conditions will be deemed automatically deleted in such jurisdiction(s) only, and the remaining terms and conditions of this Agreement will remain in full force and effect.

4.7           Independent Contractors:  The Parties are independent contractors, and this Agreement does not create any agency, joint venture, partnership, or any other joint relationship between the two.

4.8           Notices:  Any notice required to be given under this Agreement is properly provided if in writing and sent to the Party at its address, facsimile number or E-mail given below, or as otherwise designated by the Parties from time to time in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile or E-mail, if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one day after deposit with a nationally recognized overnight carrier service with charges prepaid.

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Ayer Special Situations Fund I:
Ayer Capital Management, LP
616 Corporate Way, Suite 2-4931
Valley Cottage, NY 10989
Attention: Dr. Jay Venkatesan:
E-mail: jrv@ayercapital.com

TapImmune:

Dr. Glynn Wilson
1551 Eastlake Avenue East, Suite 100
Seattle, WA 98102

With a copy to:
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
Attn: William S. Rosenstadt
501 Madison Avenue – 14th Floor
New York, NY 10022
wsr@sovrlaw.com

4.9           Governing Law:                                This Agreement and its effects are subject to and will be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws and choice of law provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Ayer and TapImmune have caused this Agreement to be executed on its behalf by its duly authorized representative as of the Effective Date.

Ayer Special Situations Fund ITapImmune Inc.

By:        /s/ Jay Venkatesan
Name:  Jay Venkatesan

By:    /s/Glynn Wilson
Name: Glynn Wilson

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